MANTYLA, McREYNOLDS AND ASSOCIATES, C.P.A's
A Professional Corporation


December 27, 1999


United State Securities and Exchange Commission
Washington, D.C. 20549


To whom it may concern:

We hereby agree with the disclosure statements made by Cadapult Graphic Systems, Inc., a corporation formerly known as Seafoods Plus, Ltd., with respect to our being dismissed as the principal accountants and our audit reports on the financial statements for the years ended December 31, 1996 and 1997. We further agree with the Company's disclosure that there were no disagreements with us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

/s/ Mantyla, McReynolds & Assoc.

Mantyla, McReynolds & Associates
Certified Public Accountants